Exhibit 4.1

FIRST AMENDMENT TO

STOCKHOLDER RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE STOCKHOLDER RIGHTS AGREEMENT (this “Amendment”) is entered into effective as of January 22, 2018, by SandRidge Energy, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agent” and together with the Company, the “Parties”) are parties to that certain Stockholder Rights Agreement (the “Rights Agreement”), dated as of November 26, 2017;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company, by action of the Board of Directors (the “Board”), may from time to time and in its sole and absolute discretion supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights and without approval of the Rights Agent as long any such supplement or amendment does not amend Sections 18, 19, 20, 21, or 27 of the Rights Agreement in a manner adverse to the Rights Agent; and

WHEREAS, this Amendment does not amend Sections 18, 19, 20, 21, or 27 of the Rights Agreement in a manner adverse to the Rights Agent.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. Certain Definitions. Terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

SECTION 2. Amendments to Rights Agreement.

2.1    The Rights Agreement is hereby amended so that each reference to “10%” in the Rights Agreement be deleted and replaced with “15%.”

2.2    Section 1(b) of the Rights Agreement is hereby deleted in its entirety and replaced with “[RESERVED].”

2.3    Section 1(g)(iii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“that are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such Person) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement, or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any such securities; or”

SECTION 3. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

SECTION 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

SECTION 6. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of the day and year first above set forth.

SANDRIDGE ENERGY, INC.

By:	/s/ Philip T. Warman
Name:	Philip T. Warman
Title:	Senior Vice President, General Counsel and Corporate Secretary